[Logo] Anheuser-Busch Inc.	Exhibit 10.62

March 1, 2007

Mr. Rodney C. Sacks

Chairman and Chief Executive Officer

Hansen Beverage Company

1010 Railroad Street

Corona, CA 92882

LETTER AGREEMENT

Re:

Amended and Restated Allied Products Distribution Coordination Agreement signed on August 10, 2006 and deemed effective May 8, 2006 (the "Allied Products Coordination Agreement") between Hansen Beverage Company ("Hansen") and Anheuser-Busch, Incorporated ("AB")

Dear Mr. Sacks:

This Letter Agreement is intended to evidence Hansen's and AB's mutual agreement to amend and clarify certain terms of the Allied Products Coordination Agreement.

1.	The following is added as Section 27 to the Allied Products Coordination Agreement:
"27.	Insurance.

27.1.      Hansen records that as of September 30, 2006 it maintained the following types and amounts of insurance ("Current Insurance"):

A.)         Commercial General Liability insurance with Product Liability coverage for the sale of products in an amount of $1,000,000 each occurrence and $2,000,000 in the aggregate.

B.)         Umbrella Liability insurance which provides excess coverage to the insurance outlined in A above in an amount of $20,000,000 each occurrence and $40,000,000 in the aggregate.

27.2.      Hansen agrees that during the term of this Agreement it will use reasonable commercial efforts to maintain in effect policies of insurance with reasonably comparable terms and benefits to the Current Insurance provided, however, that Hansen is able to procure and maintain such insurance at comparable cost and premiums, and on terms and with benefits that are comparable to the Current Insurance. Notwithstanding the foregoing and in addition thereto, Hansen shall be entitled to alter the types and/or terms and/or reduce the benefits of the insurance to such levels as Hansen reasonably determines are commercially reasonable or appropriate in the circumstances and which may include, without limitation, a drop in Hansen sales levels or a change in financial conditions but to no less Product Liability insurance coverage than

Mr. Rodney C. Sacks

Hansen Beverage Company

March 1, 2007

$10,000,000 each occurrence and $20,000,000 in the aggregate (the "Reduced Minimum Insurance"), provided that the insurance premium/s payable by Hansen for the Reduced Minimum Insurance at any time (including without limitation any additional premium/s that may be necessary to provide all material terms and benefits, including without limitation the applicable deductible and excess requirements and coverage benefits that are provided under the Current Insurance), do not exceed 50% of the premium/s payable with respect to the Current Insurance multiplied by a fraction of the nominator of which is Hansen's net income during the twelve (12) month period ended on the last day of the calendar month preceding the proposed insurance policy/ies effective date and the denominator is Hansen's net income for the 2006 calendar year.

27.3.      Hansen agrees to procure that the insurers of the policies of insurance maintained in accordance with this Section 27 shall issue to AB a certificate naming AB as an additional named insured thereunder, and Hansen shall, from time to time, provide AB with evidence of such insurance."

2.            Hansen and AB agree that the Hansen Beverage Company Allied Products Distribution Agreement attached to this Letter Agreement as Exhibit A (in each case, an "Allied Products Distribution Agreement") shall (a) replace the Hansen Beverage Company Allied Products Distribution Agreement attached to the Allied Products Coordination Agreement as Exhibit A, and (b)  each such Allied Products Distribution Agreement executed and delivered by Hansen and the applicable Accepted Distributor shall be treated as a Distribution Agreement for purposes of the Allied Products Coordination Agreement.

3.            Each Hansen Beverage Company Allied Products Distribution Agreement in affect between Hansen and any AB Distributor as of the date of this Letter Agreement (each an "Existing Allied Products Distribution Agreement") shall be amended pursuant to the terms of the form of amendment attached to this Letter Agreement as Exhibit B, subject in each case to the applicable AB Distributor's willingness to sign and deliver said amendment to Hansen. Each Existing Allied Products Distribution Agreement, whether or not amended as specified above, shall continue to be a "Distribution Agreement" for purposes of the Allied Products Coordination Agreement.

4.            Except as specifically provided, nothing contained in this Letter Agreement will be construed as amending, modifying or novating the Allied Products Coordination Agreement This Letter Agreement will be effective upon your signing and our countersigning below. Any capita1ized term not otherwise defined in this Letter Agreement shall have the same meaning given to such term in the Allied Products Coordination Agreement.

Mr. Rodney C. Sacks

Hansen Beverage Company

March 1, 2007

Please execute this Letter Agreement in the space provided below if you agree with the terms and conditions set forth above.

Sincerely,

Anheuser-Busch, Incorporated

By:	/s/ David A. Peacock

David A. Peacock

Vice President

Hansen agrees to be bound by the terms set forth above.

Hansen Beverage Company

By:	/s/ Rodney C. Sacks	Date:	03/06/2007
Rodney C. Sacks
Chief Executive Officer

Exhibit A

Form of Hansen Beverage Company Allied Products Distribution Agreement

[See Exhibit 10.5]